Comparison of change in value of $10,000 investment in Dreyfus Premier Core Equity Fund Class A shares and the Standard & Poor's 500 Composite Stock Price Index

EXHIBIT A:

                                 Standard &
            Dreyfus Premier      Poor's 500
  PERIOD   Core Equity Fund    Composite Stock
           (Class A shares)     Price Index *

 9/30/98        9,427              10,000
 8/31/99        11,808             13,138
 8/31/00        13,369             15,281
 8/31/01        11,083             11,555
 8/31/02        9,832              9,477








* Source: Lipper Inc.